Exhibit 10.2

November 3, 2003

Mr. R. Roderick Porter

Southern Financial Bank

37 East Main Street

Warrenton, Virginia 20186

Dear Mr. Porter:

In connection with the anticipated merger (the “Merger”) of Southern Financial Bancorp, Inc. (“Southern Financial”) with and into Provident Bankshares Corporation (“Bankshares”) as contemplated by the Agreement and Plan of Reorganization, dated as of November 3, 2003, by and between Bankshares and Southern Financial (the “Merger Agreement”), which is entered into as of today, Southern Financial, Southern Financial Bank, Bankshares and you hereby enter into this agreement (this “Agreement”). Capitalized terms used but not otherwise defined in this Agreement shall have the meaning set forth in the Merger Agreement.

The parties hereto agree and acknowledge that paragraphs 1(a), 1(b), 2 and 3 of this Agreement shall become immediately effective upon the execution of this Agreement; all other provisions of this Agreement shall become effective only as of the Effective Time (as defined in the Merger Agreement). In the event that the Effective Time does not occur for any reason, this Agreement shall be deemed null and void ab initio and of no force and effect, and the Change in Control Agreement by and among you and Southern Financial dated as of February 28, 2003 and amended October 23, 2003 (the “Prior Agreement”), shall be reinstated effective immediately.

1.	Compensation and Benefits.

(a) Options. No later than December 15, 2003, you hereby agree to exercise a number of vested non-statutory stock options for the purchase of Southern Financial stock (“Southern Financial Stock Options”) that you hold as of the date hereof such that a minimum of $300,000 of income attributable to such exercises shall be included in your gross income for 2003.

(b) Restricted Stock. No later than December 15, 2003, Southern Financial agrees to waive any restrictions on the stock granted to you on July 25, 2002, which were otherwise scheduled to lapse in July of 2004 and 2005. Southern Financial agrees to transfer to you, no later than December 15, 2003, in connection with the waiver of such restrictions on 18,552 shares of Southern Financial Common Stock such that all income from such transfer shall be included in your gross income for 2003. You hereby agree and acknowledge that, after such transfer is made to you, Bankshares, Southern Financial Bank, Southern Financial and their affiliates shall have no further payment obligations to you or for your benefit whatsoever with respect to any restricted stock grants. For the avoidance of doubt, and notwithstanding anything herein to the contrary, the value of the transfer described in this paragraph shall not be taken into account in computing any benefits under any plan, program or arrangement of Bankshares, Southern Financial, Southern Financial Bank or their affiliates.

(c) Effective Date Payment/Representation. On the Effective Date, Bankshares shall pay you a lump sum payment in cash in the amount set forth on Exhibit A (the “Effective Date Payment”). For the avoidance of doubt, and notwithstanding anything herein to the contrary, the Effective Date Payment shall not be taken into account in computing any benefits under any plan, program or arrangement of Bankshares, Southern Financial Bank, Southern Financial or their affiliates. Notwithstanding anything in this Agreement or otherwise (including any severance plan, program, practice or arrangement of Bankshares, Southern Financial Bank, Southern Financial or any of their respective affiliates (the “Severance Plans”)), in no event shall you be eligible to participate in or receive severance benefits under the Severance Plans.

(d) Salary Continuation Plan Payment/Representation. On the Effective Date, Bankshares shall pay you a lump sum payment in cash in the amount set forth on Exhibit A (the “Salary Continuation Plan Payment’) in satisfaction of your expected accrued and vested benefit under the Southern Financial Bank Salary Continuation Agreement entered into by and between you and Southern Financial Bank on October 1, 2003 (the “Salary Continuation Plan”). You hereby agree and acknowledge that, after such payment is made to you, Bankshares, Southern Financial and Southern Financial Bank and their affiliates shall have no further payment obligations to you or for your benefit whatsoever under the Salary Continuation Plan and your participation in such plans shall cease immediately. For the avoidance of doubt, and notwithstanding anything herein to the contrary, the payment described in this paragraph shall not be taken into account in computing any benefits under any plan, program or arrangement of Bankshares, Southern Financial and Southern Financial Bank or their affiliates.

(e) Permissible Amount. Notwithstanding anything in this Agreement or otherwise to the contrary, the aggregate of the payments set forth in sections (c) and (d) of this paragraph 1 may not exceed the Permissible Amount. For purposes of this Agreement, “Permissible Amount” means the maximum amount which may be paid to you without causing any portion of such payment to be non-deductible to either Southern Financial or Bankshares by reason of the operation of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) (computed after deducting the value of all other items, such as the acceleration of option or restricted stock vesting, that are treated as parachute payments under Section 280G of the Code).

2. Termination of the Prior Agreement; Agreement to Remain Employed Through Effective Time. Except as provided in paragraph 3 of this Agreement, you hereby agree that, in consideration for entering into this Agreement, effective as of the date hereof, the Prior Agreement shall be null and void and no person or entity shall be obligated to pay to you or any person any amounts in respect of the Prior Agreement. Further, in consideration of the benefits conferred upon you and Southern Financial pursuant to this Agreement, you hereby agree not to terminate your employment with Southern Financial or any of its subsidiaries prior to the Effective Time, and, prior to the Effective Time, Southern Financial agrees not to terminate your employment with Southern Financial or its subsidiaries.

3. Withholding and Deductions/Tax Indemnification. Southern Financial and Bankshares will withhold and deposit all federal, state and local income and employment taxes that are owed with respect to all amounts paid or benefits provided to or for you by Southern Financial, Bankshares or any affiliate pursuant to this Agreement. You, Southern Financial and Bankshares agree that none of the payments and benefits payable or provided to you or for your benefit in connection with the Merger or otherwise are to constitute “excess parachute payments” within the meaning of Section 280G of the Code. You hereby agree to report any amounts paid or benefits provided under this Agreement for purposes of Federal, state and local income, employment and excise taxes in a manner consistent with the manner in which Bankshares reports any such amounts or benefits for purposes of Federal, state and local income, employment and excise taxes and that you shall cooperate with Bankshares in good faith in connection with any valuation of the restrictions and obligations under this Agreement.

Subject to Section 1(e) of this Agreement, in the event it shall be determined that any payment or distribution by Southern Financial or any of its affiliates or Bankshares to or for your benefit, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (any such payments or distributions being individually referred to herein as a “Payment” and any two or more of such payments or distributions being referred to as “Payments”), would be subject to the excise tax imposed by Section 4999 of the Code (such excise tax, together with any interest thereon, any penalties, additions to tax, or additional amounts with respect to such excise tax, and any interest in respect of such penalties, additions to tax or additional amounts, being collectively referred herein as the “Excise Tax”), then you shall be entitled to receive, and Bankshares shall make, an additional payment or payments (individually referred to herein as a “Gross-Up Payment” and any two or more of such additional payments being referred to herein as “Gross-Up Payments”) in an amount such that after payment by you of all Taxes (as defined below) imposed upon the Gross-Up Payment, you retain an amount of such Gross-Up Payment equal to the Excise Tax imposed upon the Payments. The terms “Tax” and “Taxes” mean any and all taxes of any kind whatsoever (including, but not limited to, any and all Excise Taxes, income taxes and employment taxes), together with any interest thereon, additions to tax, or additional amounts with respect to such taxes and any interest in respect of such penalties, additions to tax or additional amounts.

4. Successors. This Agreement is personal to you and without the prior written consent of Bankshares shall not be assignable by you otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by your legal representatives. This Agreement shall inure to the benefit of and be binding upon Southern Financial, Bankshares and their successors and assigns.

5. Waiver. Failure of Bankshares to demand strict compliance with any of the terms, covenants or conditions of this Agreement shall not be deemed a waiver of such term, covenant or condition, nor shall any waiver or relinquishment of any such term, covenant or condition on any occasion or multiple occasions be deemed a waiver or relinquishment of such term, covenant or condition.

6. Governing Law and Jurisdiction. The Agreement is governed by and construed under the laws of the State of Maryland, without regard to conflict of laws rules. You, Southern Financial and Bankshares (a) hereby consent to submit to the exclusive personal jurisdiction of any Federal court located in the State of Maryland or any court of the State of Maryland in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, and (b) hereby waive any right to challenge jurisdiction or venue in such courts with regard to any suit, action, or proceeding under or in connection with the Agreement. Each party to this Agreement also hereby waives any right to trial by jury in connection with any suit, action, or proceeding under or in connection with this Agreement.

7. Entire and Final Agreement. This Agreement shall supersede any and all prior oral or written representations, understandings and agreements of the parties with respect to their employment relationship (including, but not limited to, all correspondence, memoranda and term sheets and the Prior Agreement), and it contains the entire agreement of the parties with respect to those matters. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. Once signed by the parties hereto, no provision of this Agreement may be modified or amended unless agreed to in a writing, signed by you and a duly authorized officer of Southern Financial and Bankshares.

8. Assignment. Neither this Agreement nor any of the rights, obligations or interests arising hereunder may be assigned by you. Neither this Agreement nor any of the rights, obligations or interests arising hereunder may be assigned by Southern Financial or Bankshares without your prior written consent, to a person or entity other than to an affiliate entity of Bankshares or Southern Financial, or their successors or assigns; provided, however, that, in the event of the merger, consolidation, transfer, or sale of all or substantially all of the assets of Southern Financial or Bankshares with or to any other individual or entity, this Agreement shall, subject to the provisions hereof, be binding upon and inure to the benefit of such successor and such successor shall discharge and perform all the promises, covenants, duties, and obligations of Southern Financial or Bankshares hereunder.

9. Section Headings. The section headings contained in this Agreement are inserted for purposes of convenience only and shall not affect the meaning or interpretation of this Agreement.

10. Notices. All notices required by this Agreement shall be sent in writing and delivered by one party to the other by overnight express mail to the following persons and addresses:

If to Southern Financial:

37 East Main Street

Warrenton, Virginia 20186

With a copy to Bankshares.

If to Bankshares:

Robert L. Davis, Esq.

General Counsel

Provident Bankshares Corporation

114 East Lexington Street

Baltimore, Maryland 21202

If to you:

At the most recent address on file at Southern Financial Bank.

11. Execution in Counterparts. This Agreement may be executed by the parties hereto in counterparts, and each of which shall be considered an original for all purposes.

If the foregoing is satisfactory, please so indicate by signing and returning to Southern Financial and Bankshares and the enclosed copy of this letter whereupon this will constitute our agreement on the subject.

PROVIDENT BANKSHARES CORPORATION

By: /s/ Gary N. Geisel
Name: Gary N. Geisel
Date:	11/3/03

SOUTHERN FINANCIAL BANCORP, INC.

By: /s/ Richard P. Steele
Name: Richard P. Steele
Date:	11/3/03

SOUTHERN FINANCIAL BANK

By: /s/ David de Give
Name:	David de Give
Date:	11/3/03

Agreed and accepted to:

/s/ R. Roderick Porter
R. Roderick Porter

Dated: 11/3/03

EXHIBIT A

Effective Date Payment:	$1,127,731

Salary Continuation Payment:	$849,041

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